Exhibit (j)(2)
POWER OF ATTORNEY —Premier VIT
     We, the undersigned Trustees and officers of Premier VIT (the “Fund”), hereby severally constitute and appoint each of Brian S. Shlissel, Lawrence G. Altadonna and Thomas J. Fuccillo, and each of them singly, with full powers of substitution and resubstitution, our true and lawful attorney, with full power to him to sign for us, and in our name and in the capacities indicated below, any and all amendments (including post-effective amendments) to the Registration Statement of Premier VIT on Form N-1A and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney full power and authority to do and perform each and every act and thing requisite or necessary to be done in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney lawfully could do or cause to be done by virtue hereof.

Name	Capacity	Date

/s/ Brian S. Shlissel Brian S. Shlissel	President and Chief Executive Officer	February 12, 2009

/s/ Paul Belica Paul Belica	Trustee	February 12, 2009

/s/ Robert E. Connor Robert E. Connor	Trustee	February 12, 2009

/s/ Hans W. Kertess Hans W. Kertess	Trustee	February 12, 2009

/s/ John C. Maney John C. Maney	Trustee	February 12, 2009

/s/ William B. Ogden, IV William B. Ogden, IV	Trustee	February 12, 2009

Trustee
R. Peter Sullivan, III

/s/ Diana L. Taylor Diana L. Taylor	Trustee	February 12, 2009